Exhibit 4.35

Lease Agreement

Between

ChinaCache Xin Run Technology (Beijing) Co., Ltd.

And

Beijing Blue I.T. Technology Co., Ltd.

No.: Lan Xun Gong Xiao No. 2014-002

This Lease Agreement (this “Agreement”) is entered into on December 30, 2014 by and between:

Party A: ChinaCache Xin Run Technology (Beijing) Co., Ltd.
Representative: Wang Song
Registered Address: Blocks 1 and 2, No. 1 Zhu Yuan Si Street, Shunyi District, Beijing (3/F Block 1, Tian Zhu Comprehensive Bonded Zone)

Party B: Beijing Blue I.T. Technology Co., Ltd.
Legal Representative: Ying Huiling
Registered Address: Jia No.8, Langqiu Garden, Tayuan, Haidian District, Beijing

Party A and Party B are hereinafter referred to collectively as the “Parties,” and individually as a “Party.”

WHEREAS

1                             On December 30, 2014, Party A (as the equity transferor) and Beijing Federation of Supply and Marketing Cooperatives (as the equity transferee, the “Cooperative”) entered into a Cooperation Agreement numbered Lan Xun Gong Xiao No. 2014-001, under which it is agreed that Party A shall transfer to the Cooperative 100% of its equity interest in Beijing Zhaodu Technology Co., Ltd. (“Zhaodu”), which is a wholly owned subsidiary of ChinaCache Xin Run prior to the equity transfer; ChinaCache Xin Run will arrange to transfer and register one of its owned buildings erected on A-05-① land parcel in Tian Zhu Comprehensive Bonded Zone (including all the machine rooms and equipment, the machine room building (being No. 7 building) the “Building”) to and under the name of Zhaodu.

2                             Party A now intends to lease the Building to Party B, and Party B agrees to rent the Building, and Party B agrees to waive its right of first refusal with respect to the Building.

3                             Both Parties acknowledge and agree that all rights and obligations of Party A hereunder shall be assumed by Zhaodu as of the date on which the Building is transferred and registered to and under the name of Zhaodu.

In consideration of the above and in accordance with the Contract Law of the People’s Republic of China and other pertinent laws and regulations, the Parties, on the basis of equality, voluntariness, fairness and negotiation, agree as follows in connection with the lease of the Building:

I                         Scope and Purpose of Lease

Party A agrees to lease the Building and Party B agrees to rent the Building, and Party B rents the Building for purposes of its business operation or for its own use. Party B shall not change such agreed purpose without written consent of Party A.

II                    Term of Lease

Both Parties confirm that the term of lease shall be five years (the “Initial Lease Term”) starting from the date on which Party A delivers the Building to the Cooperative as agreed in the Cooperation Agreement (the “Starting Date,” subject to the delivery date specified on the handover form jointly signed by Party A and the Cooperative). If neither Party raises any disagreement within 180 days prior to the expiry of the lease term, this Agreement may be extended automatically for another five years (the “Extended Lease Term”), and the rental shall be separately determined through negotiations between the Parties based on the then-current market price.

III               Handover of Building

1                       On the same day as Party A delivers the Building to the Cooperative, Party A shall notify Party B to jointly complete the relevant procedures relating to Party A’s delivery of the Building to Party B. The delivery shall be completed on the same day (and the Parties shall sign the handover form also on the same day) and the Building at the delivery shall be in the same state as when delivered to the Cooperative by Party A.

IV                Rental

1                       Both Parties confirm that with respect to the lease of the Building, Party B shall pay RMB eighty-six million four hundred thousand (RMB86.4 million) annually to Party A (the “Annual Rental”).

V                     Property Management

VI                Return of the Building and Equipment

VII           Rights and Obligations of Party A

(I)                       Except otherwise agreed herein, Party A shall enjoy the following rights hereunder:

1                             During the lease, the Building shall remain owned by Party A;

2                             Party A shall have the right to supervise the use of the Building by Party B, and the major alterations to the Building intended by Party B may be carried out only after approved by Party A. The forgoing major alterations shall include without limitation the alterations to water, electricity and main body structure, etc.;

3                             During the lease term, Party B undertakes to waive its right of first refusal on the Building, starting from the effectiveness of this Agreement, and such waiver shall be irrevocable;

4                             Party A shall have the right to collect rentals pursuant to this Agreement;

(II)                  Except otherwise agreed herein, Party A shall assume the following obligations hereunder:

1                            During the lease, Party A shall provide active assistance if it is required to provide relevant documents or complete relevant procedures;

2                             During the lease term, Party A guarantees that it will not intervene the normal use of the Building by Party B; even if Party A has to do so based on its exercise of the right to supervise the operation of the Building, it shall try to minimize the effect on the operation of the Building;

3                             During the lease term, destruction, damage, loss and such other risks of the Building arising from events of force majeure shall be undertaken by Party A; during the lease term, Party B shall purchase sufficient property insurance suitable for its own use and operation of the Building.

VIII      Rights and Obligations of Party B

(I)                       Except otherwise agreed herein, Party B shall enjoy the following rights hereunder:

1                             Subject to the timely payment of rental as agreed herein and the compliance with and performance of the provisions hereunder, Party B shall enjoy independent and uninterrupted use right of the Building, except otherwise agreed between the Parties;

2                             Party B shall have the right to require Party A to provide assistance in its operation and use of the Building during the lease term;

3                             Party B shall have the right to sub-lease, or otherwise provide for a third party, all or part of the Building at its sole discretion, which, however, shall be subject to the prior written consent of Party A;

4                             All rentals and such other proceeds arising from the Building during the lease term shall belong to Party B (provided that Party B shall pay relevant taxes and expenses according to relevant regulations of the State), and Party B will not need to pay any expenses to Party A other than the rentals to be paid as agreed herein and such other amounts and expenses that should be borne by Party B pursuant hereto;

(II)                  Except otherwise agreed herein, Party B shall assume the following obligations hereunder:

1                             Party B shall pay the rentals and such other amounts and expenses that should be borne by Party B pursuant to this Agreement.

IX               Taxes and Expenses

The Parties shall each bear their respective taxes and expenses arising from the lease of the Building according to the relevant legal provisions; in case there are no provisions in the laws, regulations or regulatory documents that govern the payer of the taxes and expenses, such taxes and expenses shall be equally shared between the Parties.

X                    Confidentiality

XI              Liabilities for Breach

1                             If Party A is in breach of any of the provisions hereunder, it shall correct such breach in time within the period notified by Party B. If Party A fails to correct the breach with such notified period, it shall pay Party B a penalty fine at a rate of 0.01% of the Annual Rental per overdue day, unless there also exists a breach by Party B.

2                             If Party B fails to pay the rental or public utilities fee to Party A as agreed herein, or breaches any of the provisions hereunder, it shall pay Party A a penalty fine at a rate of 0.01% of the payable and outstanding rental or public utilities fee per overdue day; if such overdue payment lasts for over 30 days, in addition to the foregoing daily penalty fine, Party B shall also pay another penalty in one lump sum equivalent to 20% of the payable and outstanding rental or public utilities fee. Furthermore, Party A shall be entitled to terminate this Agreement or require Party B to continue performing this Agreement.

3                             During the lease term, if Party B cancels the lease at its own discretion, in addition to continued payment of rental to Party A as agreed herein, Party B shall also pay Party A a penalty fine equivalent to 15% of the Annual Rental; if such penalty fine is not sufficient to make up for the losses thus suffered by Party A, Party B shall also bear all losses thus incurred.

4                             During the lease term, if Party A terminates this Agreement at its own discretion not as stipulated by the law or not for reasons agreed herein, in addition to refunding the rental already paid by Party B, Party A shall also pay Party B a penalty fine equivalent to 15% of the Annual Rental; if such penalty fine is not sufficient to make up for the losses thus suffered by Party B, Party A shall also bear all losses thus incurred.

5                             Party B shall take all responsibilities arising from any disputes, litigations, claims, penalty fines, liquidated damages and expenses incurred as a result of Party B’s breach of provisions of laws, regulations or contracts, or Party B’s infringement or breach against any third party. Party A may require to be fully indemnified by Party B from and against any damage or loss suffered by Party A due to any of the above acts of Party B, including without limitation, the compensation, cost of litigation, lawyer’s fee, penalty fine and late penalty, etc.

XII          Acts upon Termination of Agreement

In case of termination of this Agreement (whether termination upon expiry or earlier termination), the Parties agree to act according to the following:

1                             Party B returns the Building to Party A according to then-current status quo at the termination of this Agreement pursuant to Article 6 hereof;

2                             If the termination is caused by the breach of a Party, such defaulting Party shall undertake the liabilities for breach pursuant to this Agreement.

XIII     Notices

XIV      Force Majeure

XV           Resolution of Disputes

Any dispute arising from this Agreement shall be resolved between the Parties through negotiations. In case negotiations fail, either Party may bring a lawsuit to the court of competent jurisdiction over the Building.

XVI      Effectiveness and Miscellaneous

1                             The matters not covered herein shall be determined otherwise between the Parties through negotiations and subject to a supplementary agreement executed by the Parties.

2                             This Agreement shall take effect upon stamped by the Parties, executed by the legal or authorized representatives of the Parties and upon the execution and stamp of the Cooperation Agreement (No.: Lan Xun Gong Xiao No. 2014-001).

3                             This Agreement shall be made in four counterparts, two for each Party, and all being equally binding.

(Signature page to follow; no body text hereinafter)

Party A (seal): ChinaCache Xin Run Technology (Beijing) Co., Ltd. (sealed)

Legal/Authorized Representative (signature):	/s/ Song Wang

Date: December 30, 2014

Party B (seal): Beijing Blue I.T. Technology Co., Ltd. (sealed)

Legal/Authorized Representative (signature):	/s/ Huiling Ying

Date: December 30, 2014

Place of execution: Chaoyang District, Beijing